SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )

 Filed by the Registrant {X}

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      {   } Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
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 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
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              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

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 FOR IMMEDIATE RELEASE


 CONTACT:  Mark McGaffin                   John Sipper
           Corporate Communication         Corporate Communication
           717-592-3116                    717-592-4542


 AMP EMPLOYEES RALLY FOR PENNSYLVANIA'S SUPPORT

    "HUNDREDS FILL STATE CAPITOL HALLS TO GET GENERAL ASSEMBLY'S BACKING OF
                            ANTI-TAKEOVER LEGISLATION."

 HARRISBURG, PA (SEPT. 28, 1998) - Hundreds of AMP employees gathered in the State Capitol today to urge support of the General Assembly in passing legislation that will help ensure AMP Incorporated stays headquartered in Pennsylvania.

      About 500 employees from throughout central Pennsylvania met with state legislators to reinforce the importance of supporting an amendment to the Business Corporation Law that will strengthen AMP's ability to fend off AlliedSignal Inc.'s unsolicited takeover attempt and keep thousands of jobs in the commonwealth. Legislator meetings were preceded by a rally in the Capitol Rotunda.

      "This fight starts today," AMP Chairman and CEO Robert Ripp said, "and we're going to take this thing to the point where we demonstrate why the value of keeping AMP headquartered in central Pennsylvania is not only important to our shareholders, but it's very important to all the communities, all of our employees and all of our suppliers. We want this legislative process because we think it levels the playing field for companies like AMP."

      On Aug. 4, 1998, AlliedSignal announced its intention to acquire AMP for $44.50 per share in cash. After careful consideration, the AMP Board of Directors rejected the offer as inadequate and not in the best interests of AMP and its various constituencies. AlliedSignal now is attempting to reverse the AMP Board's decision through a consent solicitation - a procedure whereby shareholders are asked to sign and return to AlliedSignal a consent form that would let AlliedSignal get control of AMP's Board without holding a shareholders' meeting.

      The proposed legislation would provide that, for a period of 18 months following an unsolicited attempt to acquire control of a Pennsylvania corporation, shareholder action could be taken only at a duly convened meeting and not by written consent without a meeting. The legislation has the support of several legislators and Gov. Tom Ridge.

      Headquartered in Harrisburg, PA, AMP is the world's leading manufacturer of electrical, electronic, fiber-optic and wireless interconnection devices and systems. The company has 48,300 employees in 53 countries serving customers in the automotive, computer, communications, consumer, industrial and power industries. AMP sales reached $5.75 billion in 1997. (www.amp.com)

                                      ###

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP:
 Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David
 F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph
 C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of
 AMP: Merrill A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communications Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.


 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment-banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 11, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 103,966 shares of AMP common stock.